Exhibit 99.1
The Scotts Miracle-Gro Company
NEWS
ScottsMiracle-Gro Provides Third Quarter Earnings Guidance;
Updates Full-Year Fiscal 2007 Outlook
MARYSVILLE, Ohio (July 9, 2007) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today said it expects adjusted earnings in the third quarter, which ended June 30, to range from approximately $1.95 to $2.00 per diluted share as poor weather in April led to lower-than-expected results.
As a result, the Company now expects adjusted earnings for the full year to be in a range of approximately $2.35 to $2.45 per diluted share on expected company-wide sales growth of 6 to 8 percent. Previously, the Company said it expected adjusted earnings to be “roughly flat” with the $2.62 per share reported for fiscal 2006. Continued focus on working capital management should lead to strong free cash flows, in line with the Company’s prior projections.
“With the exception of April, consumer purchases of our products are up 11 percent this year, giving us continued confidence in the fundamental strength of our business and the overall health of the lawn and garden category,” said Jim Hagedorn, chairman and chief executive officer. “While we will continue to work hard at maximizing our results for the year, the challenges we face this season now make it clear that our results will be lower than we had anticipated.”
Unseasonable weather in April resulted in a 19 percent decline in consumer purchases for the month, leading to results that were below expectations for the core North America segment. Additionally, the Company said a late break to the spring also impacted Scotts LawnService, resulting in lower-than-expected customer count and shortfall in operating income relative to previous expectations.
The International segment continues to benefit from a strong year and is expected to deliver operating income that exceeds the Company’s original expectations of 7 to 9 percent growth for the year.
“Although we will be diligent in controlling expenses throughout the balance of the year, we continue to make prudent investments in our brands, sales force and supply chain to drive the business for the balance of 2007 and beyond,” Hagedorn said. “We continue to believe our long-term growth outlook remains intact, although our lower-than-expected results in 2007 may create a lower base from which to grow than we originally expected.”
ScottsMiracle-Gro currently expects to report its complete third quarter results on July 31, 2007.
About ScottsMiracle-Gro
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
(937) 578-5622